Exhibit 1.2

AMENDMENT NO. 2 TO
EQUITY DISTRIBUTION PROGRAM DISTRIBUTION AGREEMENT

This AMENDMENT NO. 2 TO EQUITY DISTRIBUTION PROGRAM DISTRIBUTION AGREEMENT (this “Amendment”), dated as of March 5, 2012, is by and between Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), and Knight Capital Americas, L.P., a Delaware limited partnership (“KCA,” and together with the Company, the “Parties,” and each individually, a “Party”).  Capitalized terms not otherwise defined herein have the meanings given to them in the Distribution Agreement (as defined below).

RECITALS

WHEREAS the Company and KCA are parties to that certain Amended and Restated Equity Distribution Program Distribution Agreement, dated as of September 9, 2011, as amended by Amendment No. 1 thereto, dated as of December 2, 2011 (as amended, the “Distribution Agreement”);

WHEREAS, between the date of the Distribution Agreement and the date hereof, the Company has, among other things, effected a reorganization of certain of its subsidiaries (the “Company Changes”); and

WHEREAS, the Company and KCA have agreed to amend the Distribution Agreement as set forth herein to reflect the Company Changes;

NOW THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto hereby agree as follows:

1. Amendments.

(a) Third Paragraph.  The Company and KCA agree that the third paragraph of the Distribution Agreement, consisting of the words “As of the date hereof:” and four subparagraphs (a), (b), (c) and (d) (collectively, the “Third Paragraph”), is hereby amended by:

(i) Deleting the Third Paragraph in its entirety and replacing it with the following:

As of the date hereof:

(a)
The Company beneficially owns all of the issued and outstanding limited liability company interests in Vanguard Natural Gas, LLC, a Kentucky limited liability company formerly known as Nami Holding Company, LLC (“VNG”), and all of the issued and outstanding common stock, par value $0.01, of VNR Finance Corp., a Delaware corporation (“VNR Finance”).

(b)
VNG beneficially owns all of the issued and outstanding limited liability company interests in each of Ariana Energy LLC, a Tennessee limited liability company (“AE”), Trust Energy Company, LLC, a Kentucky limited liability company (“TEC”), VNR Holdings, LLC, a Delaware limited liability company (“VNR Holdings”), Vanguard Permian, LLC, a Delaware limited liability company (“Permian”), and Encore Energy Partners Operating LLC, a Delaware limited liability company (“Encore Operating”).

(c)
Encore Operating beneficially owns all of the issued and outstanding limited liability company interests in Encore Clear Fork Pipeline LLC, a Delaware limited liability company (“Clear Fork” and, together with AE, TEC, VNR Holdings, Permian and Encore Operating, the “Operating Subsidiaries”).

(b) Fourth Paragraph.  The Company and KCA agree that the fourth paragraph of the Distribution Agreement, which begins with the words “The Company, VNG, TEC, VNR Holdings” (the “Fourth Paragraph”) is hereby amended by:

(i) Deleting the Fourth Paragraph in its entirety and replacing it with the following:

The Company, VNG, AE, TEC, VNR Holdings, Permian, VNR Finance, Encore Operating and Clear Fork are sometimes referred to herein collectively as the “Vanguard Parties.” As used herein, “Operative Agreements” means collectively, the Company LLC Agreement (as defined in Section 4(f) hereof), the VNG LLC Agreement (as defined in Section 4(h) hereof), the Certificate of Incorporation and Bylaws of VNR Finance (the “VNR Finance Organizational Documents”), and each Operating Subsidiary LLC Agreement (as defined in Section 4(j)  hereof), as they may be amended or restated at or prior to the Closing Date (as defined below).

(c) Transaction Notices and Sales Process.  The Company and KCA agree that Section 3 of the Distribution Agreement is hereby amended by:

       (i) Deleting subsection (d) in its entirety and replacing it with the following:

(d)	Payment of the Net Sales Price for Units sold by the Company on any Purchase Date pursuant to a Transaction Notice shall be made to the Company by federal funds wire transfer to:

Bank:   Capital One
ABA #: 111901014
Account name: Vanguard Natural Resources
Account #: 3620701822

against delivery of such Units to the accounts specified in writing by KCA.  Such payment and delivery shall be made at or about 10:00 a.m., local time in New York, New York, on the third Exchange Business Day (or such other day as may, from time to time, become standard industry practice for settlement of such a securities issuance) following each Purchase Date (the “Closing Date”).  If the Company fails for any reason to make timely delivery of such Units after receiving payment therefor, the Company shall indemnify KCA and its successors and assigns and hold them harmless from and against any loss, damage, expense, liability or claim that KCA may incur as a result of such failure.

(d) Representations and Warranties of the Company.  The Company and KCA agree that Section 4 of the Distribution Agreement is hereby amended by:

(i) Deleting subsections (h) through (l) in their entirety and replacing them with the following:

(h)
The Company directly owns 100% of the limited liability company interests in VNG; such limited liability company interests have been duly authorized and validly issued in accordance with the limited liability company agreement of VNG (the “VNG LLC Agreement”) and are fully paid (to the extent required in the VNG LLC Agreement) and nonassessable (except as such nonassessability may be affected by Kentucky Revised Statutes Section 275.230); and the Company directly owns such limited liability company interests free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances (collectively, “Liens”), other than those permitted or arising under (i) the Third Amended and Restated Credit Agreement, dated September 30, 2011, as amended by the First Amendment on November 30, 2011 and all subsequent amendments thereto, by and among VNG, Citibank, N.A. and the lenders party thereto (including all current and subsequent amendments thereto, the “Credit Agreement”), (ii) the Term Loan, dated November 30, 2011, by and among VNG and Citibank, N.A., as administrative agent, and the lenders party thereto (including all current and subsequent amendments thereto, the “Term Loan”) and restrictions on transferability contained in the VNG LLC Agreement.

(i)
The Company directly owns 100% of the outstanding capital stock of VNR Finance; all such capital stock has been duly authorized and validly issued and is fully paid and non-assessable; and the Company directly owns all such capital stock, free and clear of any Liens, other than those permitted or arising under the Credit Agreement and the Term Loan.

(j)
VNG directly or indirectly owns 100% of the limited liability company interests in each of the Operating Subsidiaries; such limited liability company interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the applicable Operating Subsidiary (each such limited liability company agreement, an “Operating Subsidiary LLC Agreement”) and are fully paid (to the extent required in the applicable Operating Subsidiary LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware LLC Act, Kentucky Revised Statutes Section 275.230 and Tennessee Code Section 48-237-101, as applicable); and VNG directly owns such limited liability company interests free and clear of any Liens, other than those permitted or arising under the Credit Agreement and the Term Loan and restrictions on transferability contained in the applicable Operating Subsidiary LLC Agreement.

(k)
Other than the Company’s direct ownership of 100% of the limited liability company interests in VNG and 100% of the common stock of VNR Finance, VNG’s direct or indirect ownership of 100% of the limited liability company interests in the Operating Subsidiaries and Encore Operating’s 100% direct ownership of the limited liability company interests in Clear Fork, none of the Vanguard Parties owns directly or indirectly any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(l)
Except as described in the Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Company or the Operating Subsidiaries; (ii) except as described in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for equity or other ownership interests in the Vanguard Parties are outstanding; and (iii) as described in the Prospectus, neither the filing of the Registration Statement nor the public offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Vanguard Parties.

(ii) Deleting subsection (n) in its entirety and replacing it with the following:

(n)
The Operative Agreements have been duly authorized and validly executed and delivered by the applicable Vanguard Party party thereto, and each Operative Agreement is a valid and legally binding agreement of the applicable Vanguard Party party thereto, enforceable against each such party in accordance with its terms; provided that with respect to each agreement described in this Section 4(n), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(iii) Deleting subsection (tt) in its entirety and replacing it with the following:

(tt)	VNG, Permian and Encore Operating are the only significant subsidiaries of the Company as defined by Rule 1-02 of Regulation S-X.

(e) Schedule I.  The Company and KCA agree that Schedule I of the Distribution Agreement is hereby amended by deleting it in its entirety and replacing it with Annex A attached hereto.

(f) Exhibit C.  The Company and KCA agree that Exhibit C to the Distribution Agreement is hereby amended by deleting it in its entirety and replacing it with Annex B attached hereto.

2. Incorporation of Representations and Warranties from Distribution Agreement.  The representations and warranties contained in Section 4 of the Distribution Agreement, as modified by this Amendment, are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date of the Distribution Agreement, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

3. Severability.  If any provision of this Amendment is void or unenforceable under the governing law, (a) such provision shall be deemed severed from this Amendment and the validity and enforceability of the remainder of this Amendment shall not be affected thereby, and (b) the Parties shall negotiate in good faith an equitable amendment to any such provision with the view to effecting, to the extent legally possible, the original purpose and intent of this Amendment.

4. Headings.  The Section headings and other headings in this Amendment are inserted solely as a matter of convenience and for reference and are not and shall not be deemed to be a part of this Amendment.

5. Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any signature page of any such counterpart, or any facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart to this Amendment, and any facsimile transmission of any Party’s signature to any counterpart shall be deemed an original signature and shall bind such Party.

6. Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York without reference to the conflict of laws provisions thereof.

7. Amendment and Waiver.  The Distribution Agreement, as amended hereby, shall remain in full force and effect and embodies the entire agreement and understanding between the Parties with respect to the subject matter of the Amendment and supersedes all prior agreements and understandings between the Parties relating to such subject matter.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Equity Distribution Program Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VANGUARD NATURAL RESOURCES, LLC

By:   /s/ Richard Robert
Name:  Richard Robert
Title:    EVP and CFO

KNIGHT CAPITAL AMERICAS, L.P.

By:   /s/ William Kelly
Name:  William Kelly
Title:     Managing Director

ANNEX A

SCHEDULE I TO DISTRIBUTION AGREEMENT

[See attached]

Schedule I

Subsidiaries and Foreign Qualifications

Entity	State of Incorporation	State(s) of Foreign Qualification
Vanguard Natural Resources, LLC	Delaware	Texas and Kentucky
Vanguard Natural Gas, LLC	Kentucky	None
VNR Holdings, LLC	Delaware	Texas
Trust Energy Company, LLC	Kentucky	None
Ariana Energy, LLC	Tennessee	Kentucky
Vanguard Permian, LLC	Delaware	New Mexico and Texas
VNR Finance Corp.	Delaware	None
Encore Energy Partners Operating LLC	Delaware	Montana, North Dakota, Texas and Wyoming
Encore Clear Fork Pipeline LLC	Delaware	Montana and Wyoming

ANNEX B

EXHIBIT C TO DISTRIBUTION AGREEMENT

[See attached]

Exhibit C

Opinion of Vinson & Elkins L.L.P., Counsel to the Company

(1) each of the Company, VNR Holdings, Permian and VNR Finance has been duly formed or incorporated, as the case may be, and each of the Company, VNR Holdings, Permian and VNR Finance is validly existing in good standing as a limited liability company or corporation, as the case may be, under the laws of State of Delaware, with full limited liability company or corporate power and authority, as the case may be, to own, lease and operate its properties and to conduct the business in which it is engaged and to enter into and perform its obligations under the Equity Distribution Agreement, the Company LLC Agreement, the VNR Holdings LLC Agreement, the VNR Finance Bylaws and the Permian LLC Agreement, as applicable, and is duly registered or qualified to do business as a foreign limited liability company or corporation, as the case may be, and is in good standing under the laws of each jurisdiction set forth opposite its name on Annex I to such opinion;

(2) the Company directly or indirectly owns 100% of the outstanding limited liability company interests in VNR Holdings and Permian; all such limited liability company interests have been duly authorized and validly issued in accordance with the VNR Holdings LLC Agreement and the Permian LLC Agreement, as applicable, and are fully paid (to the extent required in the VNR Holdings LLC Agreement and the Permian LLC Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Company directly or indirectly owns all such limited liability company interests free and clear of all liens, encumbrances (other than those permitted or arising under the Credit Agreement and the Term Loan and except for restrictions on transferability as described in the Final Prospectus), security interests, charges or claims (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Company as debtor is on file in the office of the Secretary of State of the State of Delaware or (B) otherwise known to such counsel, without independent investigation, other than those created by or arising under the applicable provisions of the Delaware LLC Act;

(3) the Company directly owns 100% of the outstanding shares of capital stock of VNR Finance; all such shares have been duly authorized and validly issued, and are fully paid and non-assessable; and the Company directly owns all such shares free and clear of all liens, encumbrances (other than those permitted or arising under the Credit Agreement and the Term Loan), security interests, charges or claims (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Company as debtor is on file in the office of the Secretary of State of the State of Delaware or (B) otherwise known to such counsel, without independent investigation;

(4) the Common Units to be issued and sold by the Company pursuant to the Equity Distribution Agreement have been duly authorized in accordance with the Company LLC Agreement and, when issued and delivered to and paid for in accordance with the Equity Distribution Agreement and the Company LLC Agreement, will be validly issued, fully paid (to the extent required in the Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Common Units, when issued and delivered against payment therefor in accordance with the Equity Distribution Agreement and the Company LLC Agreement, will conform in all material respects to the descriptions thereof contained in the Prospectus;

(5) (A) Except as described in the Prospectus, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restrictions upon the voting or transfer of, any equity securities of any of the Company, VNR Holdings, VNR Finance or Permian; (B) except as described in the Prospectus, to the knowledge of such counsel, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for limited liability company interests in, common stock of or other ownership interests in the Company, VNR Holdings, VNR Finance or Permian are outstanding; and (C) to the knowledge of such counsel, neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by the Equity Distribution Agreement gives rise to any rights for or relating to the registration of any Units or other securities of any of the Vanguard Parties, in the case of clauses (A) and (C), under the Company LLC Agreement, the VNR Holdings LLC Agreement, the Permian LLC Agreement, the VNR Finance Bylaws, the Delaware LLC Act, the Delaware General Corporation Law or any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Vanguard Parties is a party or bound or to which their property is subject and that is filed as an exhibit to the Registration Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or any Quarterly Report on Form 10-Q or any Current Report on Form 8-K filed by the Company since January 1, 2012;

(6) to such counsel’s knowledge, there is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required by the Act; and the statements included or incorporated by reference in the Prospectus under the headings “The Offering,” “Description of Our Common Units,” “Cash Distribution Policy,” “Description of Our Limited Liability Company Agreement,” “Material Tax Considerations,” “Material Tax Consequences” and “Plan of Distribution” (in both the Basic Prospectus and the Prospectus) insofar as they constitute descriptions of agreements or refer to statements of law or legal conclusions, are accurate in all material respects, and the Common Units and Class B Units conform in all material respects to the description thereof contained in the Prospectus;

(7) the Registration Statement is effective under the Act; any required filing of the Basic Prospectus, and the Prospectus, and any supplements thereto, pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); and to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued, no proceedings for that purpose have been instituted or threatened by the Commission, and the Registration Statement and the Prospectus (other than the financial statements and other financial and reserve information contained therein, as to which such counsel need express no opinion) appear on their face to comply as to form in all material respects with the applicable requirements of the Act and the rules thereunder;

(8) the Equity Distribution Agreement has been duly authorized, executed and delivered by the Company;

(9) none of the Vanguard Parties is and, after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Prospectus, will be, an “investment company” as defined in the Investment Company Act of 1940, as amended;

(10) the Company has all necessary limited liability company power and authority to issue, sell and deliver the Common Units, in accordance with and upon the terms and conditions set forth in the Equity Distribution Agreement and the Company LLC Agreement;

(11) each of the Operative Agreements to which the Company, VNR Holdings, VNR Finance or Permian is a party (i) has been duly authorized, executed and delivered by the Company, VNR Holdings, VNR Finance or Permian, as the case may be, and (ii) assuming the due authorization, execution and delivery by each party thereto other than the Company, VNR Holdings, VNR Finance and Permian, constitutes a valid and legally binding obligation of the Company, VNR Holdings, VNR Finance or Permian, as the case may be, enforceable against such entity in accordance with its respective terms, subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), (B) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing and (C) in the case of the enforceability of equitable rights and remedies provided for in such agreements, equitable defenses and judicial discretion;

(12) except such as have been obtained under the Act and the Exchange Act and as may be required under applicable state securities or “Blue Sky” laws, no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated by the Equity Distribution Agreement and the Prospectus;

(13) none of the offering, issuance or sale of the Common Units, the application of the proceeds therefrom as described under the caption “Use of Proceeds” in the Prospectus, the execution, delivery or performance of the Equity Distribution Agreement or the consummation of any of the transactions contemplated therein, conflicts or will conflict with, or results in or will result in a breach or violation of, a default under (or an event that, with notice or lapse of time or both would constitute such an event), or the imposition of any lien, charge or encumbrance upon any property or assets of any of the Company, VNR Holdings, VNR Finance or Permian pursuant to,  (i) the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of any of the Company, VNR Holdings, VNR Finance or Permian, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Vanguard Parties is a party or bound or to which their property is subject and that is filed as an exhibit to the Registration Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or any Quarterly Report on Form 10-Q or any Current Report on Form 8-K filed by the Company since January 1, 2012, (iii) the Delaware LLC Act, the Delaware General Corporation Law, the laws of the State of Texas or federal law, or (iv) any judgment, order or decree known to such counsel of any Texas, federal or Delaware court, governmental agency or body having jurisdiction over any of the Company, VNR Holdings, VNR Finance and Permian or any of their properties or assets, excluding those conflicts, breaches, violations, defaults or liens, in the case of clauses (ii), (iii) or (iv), that would not reasonably be expected to have a Material Adverse Effect or could not materially impair the ability of any of the Company, VNR Holdings, VNR Finance and Permian to perform their obligations under the Equity Distribution Agreement; provided, however, that no opinion is expressed pursuant to this paragraph with respect to federal or state securities laws, tax laws or antifraud laws; and

(14) The opinion of Vinson & Elkins L.L.P. that is filed as Exhibit 8.1 to the Registration Statement is confirmed, and KCA may rely upon such opinion as if it were addressed to them.

In addition, such counsel shall state that, because it has not conducted any independent investigation or verification with regard to the information set forth in the Registration Statement or the Prospectus (except to the extent set forth in paragraphs (6) above), such counsel is not (except as aforesaid) passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein. Such counsel shall state it has participated, however, in conferences with officers and other representatives of the Company, representatives of the independent registered public accounting firm of the Company and KCA, at which the contents of the Registration Statement and the Prospectus and related matters were discussed. Based on the foregoing (reasonably relying as to factual matters in respect of the determination of materiality to a significant extent upon statements made by officers and other representatives of the Company), such counsel shall state no facts have come to such counsel’s attention that lead such counsel to believe that (i) the Registration Statement (other than (A) the financial statements and related schedules included or incorporated by reference therein, including the notes and schedules thereto and the auditors’ reports thereon, (B) the other financial, accounting and reserve data included or incorporated by reference therein and (C) representations and warranties and other statements of fact included in the exhibits therein, as to which such counsel need not comment), as of the most recent Effective Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Prospectus (other than (A) the financial statements and related schedules included or incorporated by reference therein, including the notes and schedules thereto and the auditors’ reports thereon, (B) the other financial, accounting and reserve data included or incorporated by reference therein and (C) representations and warranties and other statements of fact included in the exhibits therein, as to which such counsel need not comment), as of its date and as of the date of such opinion, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Such counsel’s opinion may be limited to matters governed by the federal laws of the United States of America to the extent specifically referred to therein, the Delaware General Corporation Law, the Delaware LLC Act, the laws of the State of Texas and the laws of the State of New York, and such counsel need not express any opinion as to the law of any other jurisdiction. Such counsel need not express any opinion with respect to the title of any of the Vanguard Parties to any of their respective real or personal property, and such counsel need not express any opinion with respect to (i) any permits to own or operate any real or personal property or (ii) state or local taxes or tax statutes to which any of the members or shareholders of any of the Vanguard Parties may be subject.